                                                                    Exhibit 99.1


CAMBRIDGE, Mass. and FREMONT, Calif., Sept. 6 /PRNewswire/ -- ImmunoGen, Inc. (Nasdaq: IMGN) and Abgenix, Inc. (Nasdaq: ABGX) today announced a collaboration providing Abgenix with access to ImmunoGen's maytansinoid Tumor-Activated Prodrug (TAP) technology for use with Abgenix's fully human antibodies generated with XenoMouse(TM) technology. ImmunoGen will receive $5 million in technology access fee payments, as well as potential milestone payments, and royalties on net sales of any resulting products. In addition, Abgenix will purchase $15 million of ImmunoGen common stock at $19.00 per share.

The multi-year agreement provides Abgenix with a broad license to utilize ImmunoGen's maytansinoid TAP platform in its antibody product research efforts and an option to obtain product licenses for a large number of antigen targets over the agreement's ten-year term. Abgenix will be responsible for manufacturing, product development and marketing of any products developed through the collaboration. ImmunoGen may produce preclinical and clinical material, at Abgenix's request, for a manufacturing payment.

"Having access to ImmunoGen's existing TAP technology will allow Abgenix to extend its product reach, particularly in the oncology field," said R. Scott Greer, chairman and CEO of Abgenix. "Many of the targets emerging from our antigen sourcing collaborations may be appropriate for tumor-activated prodrug therapy. The alliance represents another example of how Abgenix is assembling the technologies necessary to rapidly move from a genomics target to an effective therapeutic product."

"We are pleased to welcome Abgenix, a leader in producing fully human monoclonal antibodies, as one of our partners," said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "In addition to Abgenix's XenoMouse technology, this collaboration also leverages Abgenix's numerous genomics partners who will provide access to targets. This agreement is an important step toward our goal of exploiting new genomics information through development of new antibody-based TAP products."

ImmunoGen's tumor-activated prodrug technology consists of potent cytotoxic drugs coupled to monoclonal antibodies that recognize and bind to tumor cells, effectively delivering the cytotoxic agents directly to cancer cells. Maytansinoids are a family of potent chemotherapeutic agents a thousand-fold more cytotoxic than existing chemotherapeutic drugs. In animal studies, maytansinoid TAPs eradicated human tumor xenografts. TAPS using ImmunoGen's technology have the potential to be more potent and less toxic to the patient than existing chemotherapeutics.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies for delivery to and destruction of cancer cells. The most advanced TAP, huC242-DM1/SB-408075, designed to treat colorectal and pancreatic cancer, is in a Phase I/II human clinical study. In addition to its maytansinoid platform of TAPs, the Company is working on other proprietary TAP platforms comprising agents, such as taxanes, which exert cell-killing activity via different mechanisms of action.

Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapies for the treatment of such conditions as transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases, and cancer. For more information on Abgenix, visit the company's Web site at HTTP://WWW.ABGENIX.COM.

Abgenix developed XenoMouse(TM) technology to enable the rapid generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical, genomics and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has multiple proprietary antibody product candidates under development internally, three of which are in human clinical trials for graft-versus-host disease, psoriasis, rheumatoid arthritis, and cancer.

This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of ImmunoGen's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether ImmunoGen's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from the government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

Statements made in this press release about Abgenix's XenoMouse technology, product development activities and collaborative arrangements other than statements of historical fact, are forward looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix's patent portfolio. Please see Abgenix's public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.
















                                   Page 6 of 6